EXHIBIT 10.2

                                 AGRILINK FOODS
                            EXCELLENCE IN PERFORMANCE
                         A MANAGEMENT INCENTIVE PROGRAM

                                   FISCAL 2002


Agrilink Foods Excellence in Performance, a management incentive program, (the `Plan') is a discretionary annual cash bonus program. This Plan is an important component of compensation. When combined with base salary, it creates a total compensation opportunity that, when business goals are achieved, is competitive within the food industry, and, when those goals are exceeded, provides an above-market compensation opportunity.

The objective of the Plan is to align managers' financial objectives with those of Agrilink owners, Pro-Fac Cooperative. It is designed to motivate managers to perform in a way that will optimize Agrilink earnings, and to effectively manage and improve the operating cash flow of Agrilink. The Plan recognizes the impact managers can have on the achievement of Agrilink business goals by rewarding those achievements.

Participation

Participation is limited to a group of managers selected by the executive committee, and who do not participate in any company-sponsored sales and marketing incentive program, or other Agrilink incentive program.

Targeted Incentive Awards

Each participating manager's targeted bonus award, or bonus opportunity, is based on competitive bonuses paid at other food companies which are similar in size to Agrilink Foods and is expressed as a percentage of base salary paid during the fiscal year. The sum of these individual targeted bonuses represents the company's targeted bonus pool.

Performance Targets

The performance targets for Agrilink are established annually by the Agrilink Foods Executive Committee and the Agrilink Board of Directors. Annual performance targets are generally based on a level of earnings and operating cash flow that represent real growth, that insure a fair payment to growers for the products they deliver, and that provide a reasonable return-on-investment to Agrilink owners. The performance targets are subject to change each year to insure they are consistent with Agrilink annual business objectives and strategic direction.
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Incentive Payments

Each year, the Agrilink Foods Management Executive Committee reviews the annual profit plan and establishes the appropriate potential bonus payment levels associated with incremental changes in Agrilink Foods Incentive Earnings. Generally, performance targets of greater difficulty will result in the potential for higher bonus awards, when those targets are met or exceeded. Should actual results fall below the minimum target levels established for the year, no incentive awards will be paid.

A threshold operating cash flow level is established. If the company achieves the minimum level of operating cash flow, the incentive pool is then based on Incentive Earnings. Variations in cash flow above the threshold level will not impact the amount of the incentive pool. Adjustments to either Incentive Earnings or to operating cash flow may be made for purposes of establishing the incentive pool, as deemed appropriate by the company.

Incentive award payments are incumbent upon the company's ability to pay full Commercial Market Value to its grower/owners in exchange for the raw product they deliver to Agrilink. Generally, Commercial Market Value, or CMV, represents the cash price growers would receive for their crops if they sold them on the open market or via pre-season contract to other processors. If, in any year, the company cannot pay at least 100% of CMV to its growers, then no incentive awards will be paid for that year, regardless of company or individual performance. In years in which at least 100% CMV is paid to members, the bonus pool will be based on total Agrilink Foods performance compared to the performance targets established for Incentive Earnings, after adjustments, if any.

Individual awards are discretionary and will be determined by the Management Executive Committee member based on the associate's individual performance, with final approval of the Agrilink CEO. Therefore, favorable performance of Agrilink as a whole does not guarantee an award to any individual participant, rather it represents bonus opportunity. Participants' individual targeted awards are used solely to create the overall target incentive pool. Agrilink earnings performance against pre-established targets will either increase or decrease the incentive pool. The allocation to each individual of this incentive pool is totally discretionary, based on individual performance. Any participant receiving a performance rating of `Below Expectations' will be ineligible for an annual incentive award.

Payment of Awards

Individual incentive awards will be paid via payroll on the September 15th following each fiscal year end. ("Highly compensated employees" have the ability to defer all or a portion of their annual bonus into the Non-qualified 401(k) Plan.) The payments are subject to the appropriate income and payroll tax withholding, 401(k) deductions, and court-ordered garnishments. Deferred awards are subject to FICA withholding.
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In order to receive an award,  an individual  must be an employee of the company and on the active payroll on the September 15th payment date. Exceptions to this are for retirement, disability or death, which may occasion pro-rata payments based upon actual salary earned during the fiscal year. Any other exceptions are to be made only with the approval of the Agrilink CEO.

Future of the Program

This Plan is reviewed annually by the company and its board of directors to insure that it is consistent with the company's business objectives. The company reserves the right to amend or terminate this Plan at its discretion.